Exhibit 99.1

     GUM TECH INTERNATIONAL, INC. COMMON STOCK REPURCHASE PROGRAM AUTHORIZED

     PHOENIX, AZ, August 10, 2001/PRNewswire/ - Gum Tech International Inc., (Nasdaq: GUMM) today announced that its Board of Directors has authorized a Common Stock Repurchase Program for up to one million shares of the Company's common stock. The stock may be repurchased, at the discretion of the Company, from time to time between now and August 2002, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Stock repurchases may be carried out through open market purchases, block trades or negotiated private transactions.

     "We have initiated the stock repurchase program to convey our commitment to increasing shareholder value," stated Mr. Carl Johnson, President and Chief Executive Officer. "This program reflects the Board's belief that Gum Tech is an attractive investment."

     Gum Tech International, Inc. is an innovative nutrient and drug delivery technology company engaged in the development, manufacture and marketing of delivery systems for bioactive compounds. Gum Tech is the majority owner of Gel Tech LLC that markets Zicam(TM) Cold Remedy, a patented, revolutionary homeopathic remedy, and Zicam(TM) Allergy Relief, a homeopathic remedy designed to provide relief to allergy sufferers. In a study published in the October 2000 issue of the ENT - Ear, Nose & Throat Journal, Zicam(TM) Cold Remedy was shown to reduce the duration of the common cold by an average of 75% when taken at the onset of symptoms.

     For additional information, please contact Lynn Romero, Manager of Investor Relations, 602-252-1617, ext. 320, lromero@gum-tech.com. Gum Tech is located at 246 East Watkins Street, Phoenix, Arizona 85004.

Gum Tech Forward Looking Statement Disclaimer:

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future repurchases of stock and the value of the Company's stock.

     These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include general market risks and market conditions, the amount of stock available for purchase, and other competing needs for the Company's cash resources.